Exhibit 3.10

ARTICLES OF INCORPORATION

Executed by the undersigned for the purpose of forming a Wisconsin for-profit corporation under Chapter 180 of the Wisconsin Statutes repealed and recreated by 1989 Wis. Act 303:

ARTICLE 1: The name of the Corporation is:

AMERICAN PLASTICS COMPANY, INC.

ARTICLE 2: The aggregate number of shares which the corporation shall have the authority to issue is Nine Thousand (9,000). The capital stock shall consist of one class only, designated as “Common Stock”, of the par value of one cent ($0.01) per share.

ARTICLE 3: The registered office of the corporation is 445 Highlander Road, Rhinelander, Oneida County, Wisconsin 54501.

ARTICLE 4: The initial registered agent of the corporation at the above registered office is John E. Haug.

ARTICLE 5: The number of Directors may be fixed from time to time by the Bylaws, but shall not be less than the minimum number allowed by Wisconsin Law. The Directors need not be Shareholders and Officers need not be Directors.

ARTICLE 6: The transferability of any of the stock of the corporation may be restricted from time to time by the shareholders by appropriate provision in the Bylaws or by agreement or agreements entered into by any shareholder or shareholders with the corporation and/or any other shareholder or shareholders, and/or with any third persons, and the shares of stock of such shareholder or shareholders thereupon shall be subject to such Bylaws, agreement or agreements and shall be transferable only upon proof of compliance therewith; provided, however, that such Bylaws, agreement or agreements shall be filed with the corporation and reference thereto placed on the certificate or certificates of stock.

ARTICLE 7: These articles may be amended in the manner authorized by law at the time of amendment.

ARTICLE 8: The name and address of the incorporator is Robert W. Zimmerman, 101 Grand Avenue, P.O. Box 479, Wausau, WI 54402-0479.

Executed this 2nd day of May, 1991.

/s/ Robert W. Zimmerman
ROBERT W. ZIMMERMAN
Incorporator

THIS DOCUMENT WAS DRAFTED BY:

Robert W. Zimmerman
MALLERY & ZIMMERMAN, S.C. 101 Grand Avenue P.O. Box 479 Wausau, WI 54402-0479	Mail Returned Copy to: Mallery & Zimmerman, S.C. ATTN: Rhonda F. Arndorfer P.O. Box 479 Wausau, WI 54402-0470 (715) 845-8234

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF

AMERICAN PLASTICS COMPANY, INC.

(A Stock/For Profit Corporation)

The undersigned hereby executes the following Articles of Amendment to the Articles of Incorporation.

A.	Name of Corporation:

American Plastics Company, Inc.

Text of Amendment:

RESOLVED, THAT, ARTICLE 2 of the Articles of Incorporation shall be amended to read as follows:

ARTICLE 2. The Corporation shall be authorized to issue 9,000 shares of stock, consisting of two classes as follows, with all shares having a par value of One Cent ($0.01) per share:

Voting Common Stock	Non-Voting Common Stock
1,000 Shares	8,000 Shares

The shares of stock issued and outstanding at the date of this Amendment shall be exchanged so that for every One Thousand (1,000) Shares of Stock owned by a Shareholder, he shall be issued One Thousand (1,000) Shares of Non-Voting Stock and One (1) share of Voting Stock.

B.	Amendment to the Articles of Incorporation adopted on the 5th day of March, 1998, in accordance with Section 180.1003, Wis. Stats. (By the Board of Directors and Shareholders).

C.	Executed on behalf of the Corporation on the 5th day of March, 1996.

AMERICAN PLASTICS COMPANY, INC.

By:	/s/ John K. Clark
JOHN K. CLARK, Secretary

THIS DOCUMENT DRAFTED BY:	RETURN COPY TO:

Robert W. Zimmerman, Esq. MALLERY & ZIMMERMAN S.C. 101 Grand Avenue Post Office Box 479 Wausau, WI 54402-0479 (715) 845-8234	MALLERY & ZIMMERMAN S.C. ATTN: Robert W. Zimmerman 101 Grand Avenue Post Office Box 479 Wausau, WI 54402-0479

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